Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

February 8, 2021

Washington Federal, Inc.

425 Pike Street

Seattle, Washington 98101

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-252519 (the “Registration Statement”), filed by Washington Federal, Inc., a Washington corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing 12,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, with a liquidation preference of $1,000 per share (the “Preferred Stock” and together with the Depositary Shares, the “Securities”). The Securities are to be sold by the Company pursuant to an underwriting agreement dated February 1, 2021 (the “Underwriting Agreement”) among the Company and the Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the (i) Registration Statement, (ii) Underwriting Agreement and (iii) Deposit Agreement, dated February 8, 2021 (the “Deposit Agreement”), entered into among the Company and American Stock Transfer & Trust Company, LLC (the “Depositary”), and the holders from time to time of the depositary receipts described therein, including the form of depositary receipt attached thereto.

We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for

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Washington Federal, Inc.

February 8, 2021

examination. We have further assumed that (i) the Company has taken all necessary actions under the restated articles of incorporation of the Company, the amended and restated bylaws of the Company, all existing resolutions of the of the board of directors of the Company that are in force and effect and not rescinded and the laws, rules and regulations of the State of Washington, including without limitation the Washington Business Corporation Act relating to the Registration Statement and the Preferred Stock. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that, when validly issued and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, the Depositary Shares covered by the Registration Statement will be validly issued and entitle the holders thereof to the rights specified in the Deposit Agreement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally, including, to the extent applicable, the rights or remedies of creditors of a “financial company” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), or the affiliates thereof, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the laws of the State of Washington or the federal laws of the United States of America or any state securities or blue sky laws.

Washington Federal, Inc.

February 8, 2021

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

                /s/ Sidley Austin LLP